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                                                              EXHIBIT-99.(14)(a)




To the Board of Trustees and Shareholders of the Nationwide Mutual Funds:


We consent to the use of our report dated December 18, 2000 on the Nationwide Long-Term U.S. Government Bond Fund and the Nationwide Intermediate U.S. Government Bond Fund (funds within the Nationwide Mutual Funds) incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Nationwide Mutual Funds Prospectus dated March 1, 2000 and "Auditors" in the Nationwide Mutual Funds Statement of Additional Information dated September 1, 2000 incorporated herein by reference.



KPMG LLP


Columbus, Ohio
January 26, 2001